Exhibit 99.2

INFINITY PHARMACEUTICALS, INC.

Restricted Stock Unit Agreement

Inducement Grant Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

Infinity Pharmaceuticals, Inc. (the “Company”) hereby grants the following restricted stock units. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted:
Number, if any, of RSUs that vest immediately on the grant date:
RSUs that are subject to vesting schedule:
Vesting Start Date:

Vesting Schedule:

Vesting Date:	Number of RSUs that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Infinity Pharmaceuticals, Inc.

Signature of Participant
By:
Street Address		Name of Officer
Title:
City/State/Zip Code

INFINITY PHARMACEUTICALS, INC.

Restricted Stock Unit Agreement

Incorporated Terms and Conditions

1.           Award of Restricted Stock Units. In connection with the commencement of the Participant’s employment with the Company, the Company granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.           Inducement Grant. The RSUs were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) or any equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

3.           Vesting. The RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs. Upon the vesting of the RSUs, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 5. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

4.           Forfeiture of Unvested RSUs Upon Cessation of Service. In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of RSUs under the Plan.

5.           Tax Matters.

(a)          Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.

(b)          Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

6.           Nontransferability of RSUs. The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or a qualified domestic relations order; provided, however, that the Participant may make a gratuitous transfer of the RSUs to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof so long as the Company is eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to the RSUs to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the RSUs. For the avoidance of doubt, nothing contained in this Section 6 shall be deemed to restrict a transfer to the Company.

7.           Adjustments for Changes in Common Stock and Certain Other Events.

(a)          Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and the share and per-share-related provisions of each outstanding RSU shall be equitably adjusted by the Company (or substituted RSUs may be granted, if applicable) in the manner determined by the Board.

(b)          Reorganization Events.

(i)            Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(ii)          Consequences of a Reorganization Event on the RSUs.

(A)         In connection with a Reorganization Event, the Board may take any one or more of the following actions as to the RSUs (or any portion thereof) on such terms as the Board determines (except to the extent specifically provided otherwise in another agreement between the Company and the Participant): (i) provide that the RSUs shall be assumed, or substantially equivalent RSUs shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that the Participant’s unvested portion of the RSUs will be forfeited immediately prior to the consummation of such Reorganization Event, (iii) provide that the RSUs shall become realizable or deliverable, or restrictions applicable to the RSUs shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to the RSUs equal to the number of shares of Common Stock subject to the vested portion of the RSUs (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) reduced by any applicable tax withholdings, in exchange for the termination of the RSUs, (v) provide that, in connection with a liquidation or dissolution of the Company, the RSUs shall convert into the right to receive liquidation proceeds (net of any applicable tax withholdings) and (vi) any combination of the foregoing.

(B)          Notwithstanding the terms of clause (i) of Section 7(b)(ii)(A), in the case of outstanding RSUs that are subject to Section 409A, the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 7(b)(ii)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 7(b)(ii)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)          For purposes of clause (i) of Section 7(b)(ii)(A), the RSUs shall be considered assumed if, following consummation of the Reorganization Event, the RSUs confer the right to receive, for each share of Common Stock subject to the RSUs immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the RSUs to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c)          Change in Control Events.

(i)           “Change in Control Event” shall mean:

(A)         the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, such acquirer, a “Person”)) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition;

(B)          a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on March 12, 2019 or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(C)          the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D)         the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no event shall constitute a Change in Control Event unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i).

(ii)          Consequences of a Change of Control Event on RSUs. Notwithstanding the provisions of Section 7(b), except to the extent specifically provided in another agreement between the Company and the Participant, the RSUs shall become immediately realizable or deliverable in full or restrictions applicable to the RSUs shall lapse in full as of immediately prior to the Change in Control Event.

8.           Miscellaneous.

(a)          No Right To Employment or Other Status. The grant of the RSUs shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder.

(b)          No Rights As Stockholder; Clawback. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs. For the avoidance of doubt, the RSUs also do not provide for the payment or accrual of dividend equivalents. In accepting this Agreement, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)          Administration by Board. The Board will administer this Agreement and may construe and interpret the terms hereof. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement. All actions and decisions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in or under this Agreement.

(d)          Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”). All references herein to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(e)          Amendment. The Board may amend, modify or terminate this Agreement, including but not limited to, substituting RSUs and changing the date of settlement or realization. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant or (ii) the change is permitted under Section 7.

(f)           Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Agreement until (i) all conditions of this Agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)          Acceleration. The Board may at any time provide that the RSUs shall become immediately vested in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

(h)          Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the RSUs) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits hereunder are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(i)           Limitations on Liability. Notwithstanding any other provisions of this Agreement, no individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, a spouse, a beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Agreement, nor will such individual be personally liable with respect to this Agreement because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Agreement unless arising out of such person’s own fraud or bad faith.

(j)           Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(k)          Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

(l)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

(m)         Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(n)          Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

[Remainder of Page Intentionally Left Blank]

The Company has caused the RSUs to be executed by its duly authorized officer.

INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

Signature Page to Inducement Grant

PARTICIPANT ACCEPTANCE

The undersigned hereby accepts the foregoing RSUs and agrees to the terms and conditions thereof.

PARTICIPANT

By:
Name:
Address:

Telephone:

Signature Page to Inducement Grant

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)       Upon any vesting of RSUs pursuant to Section 3 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 3 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b)       The Participant hereby appoints the Chief Executive Officer, the President and the Chief Business Officer, and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c)       The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from entering into this Automatic Sale Instruction under the Company’s insider trading policy, securities laws or otherwise. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

Participant Name:

Date: